Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)
Taboola.com Ltd.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value, to be issued in connection with the 2021 Plan	Rule 457(c) and Rule 457(h)	14,656,743	$3.75	$54,962,786.25	0.00015310	$8,414.80
Total Offering Amounts							$8,414.80
Total Fee Offsets							-
Net Fee Due							$8,414.80

(1)	Represents additional shares of the Registrant’s ordinary shares that may become issuable under the Registrant’s 2021 Share Incentive Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding ordinary shares of the Registrant.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ordinary shares as reported on NASDAQ on February 21, 2025.